As filed with the Securities and Exchange Commission on July 19, 2000
                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          BERKSHIRE HILLS BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation)

          DELAWARE                        6035                  04-3510455
(state or other jurisdiction of     (Primary Standard         (IRS Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                 24 NORTH STREET
                         PITTSFIELD, MASSACHUSETTS 01201
                                  413-443-5601
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 BERKSHIRE BANK
                                   401(k) PLAN
                            (Full Title of the Plan)
                     --------------------------------------
COPIES TO:

JAMES A. CUNNINGHAM, JR.                  DOUGLAS P. FAUCETTE, ESQUIRE
PRESIDENT AND CHIEF EXECUTIVE OFFICER     ERIC S. KRACOV, ESQUIRE
BERKSHIRE HILLS BANCORP, INC.             MULDOON, MURPHY & FAUCETTE LLP
24 NORTH STREET                           5101 WISCONSIN AVENUE, N.W.
PITTSFIELD, MASSACHUSETTS 01201           WASHINGTON, D.C.  20016
(413) 443-5601                            (202) 362-0840

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                      1933, check the following box. / X /
                                                     ----

===========================================================================================================
   Title of each Class of       Amount to be     Proposed Purchase    Estimated Aggregate    Registration
Securities to be Registered    Registered (1)    Price Per Share       Offering Price(2)          Fee
-----------------------------------------------------------------------------------------------------------
     Common Stock                592,924
    $.01 par Value               Shares             $12.9375(3)           $7,670,954            $2,025
-----------------------------------------------------------------------------------------------------------
    Participation
      Interests                    (4)                                                            (5)
===========================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Berkshire Bank 401(k) Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Berkshire Hills Bancorp, Inc. pursuant to 17 C.F.R. Section 230.416(a).
(2) Estimated solely for the purpose of calculating the registration fee.
(3) The last sale price of the common stock of Berkshire Hills Bancorp, Inc. (the "Common Stock") as reported on the American Stock Exchange ("AMEX") on July 12, 2000 in accordance with 17 C.F.R. Section 230.457(c).
(4) In addition, pursuant to 17 C.F.R. Section 230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein based upon the maximum amount that could be issued under the plan pursuant to 17 C.F.R.
    Section 230.457(h).
(5) In accordance with 17 C.F.R. Section 230.457(h), the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan. Accordingly, no separate fee is required for the participation interests.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. Section 230.462.
Number of Pages
Exhibit Index begins on Page

BERKSHIRE HILLS BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Berkshire Bank 401(k) Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Prospectus filed with the SEC by Berkshire Hills Bancorp, Inc. (the "Registrant") (File No. 333-32146) pursuant to Rule 424(b)(3) on May 26, 2000, which includes the consolidated balance sheets of Berkshire Bancorp and its subsidiary, as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in retained earnings and cash flows for each of the years in the three year period ended December 31, 1999, together with the related notes and the report of Wolf & Company, P.C., independent public accountants.

      (b) The description of the Registrant's Common Stock contained in Registrant's Form 8-A (File No. 001-15781), as filed with the SEC pursuant to
Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on March 31,2000.

      (c) The Form 10-Q report filed by the Registrant for the fiscal quarter ended March 31, 2000 (File No. 001-15781), filed with the SEC on June 23, 2000.

      (d) The Plan's annual report on Form 11-K for the year ended December 31, 1999, filed with the SEC on July 19, 2000.

      (e) All documents filed by the Registrant and the Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

Article X and XI of the Registrant's Certificate of Incorporation provides as follows:

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a

      Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.


D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:  A Director of this Corporation  shall not be personally liable to the
--------
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      4        Stock Certificate of Berkshire Hills Bancorp, Inc.1
      8        Tax Opinion not required.  The Registrant has submitted or hereby undertakes  to submit the Plan and any  amendment  thereto to the
               Internal  Revenue Service ("IRS") in a timely manner and has made or will make all changes  required by the IRS in order to qualify the plan.
      10.1     Berkshire Bank 401(k) Proto-type Plan and adoption agreement.
      23       Consent of Wolf & Company, P.C.

--------------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on Form S-1 (SEC No. 333-32146), as amended.

Item 9.   Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material  information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsfield, Commonwealth of Massachusetts, on June 28, 2000.


                                      BERKSHIRE HILLS BANCORP, INC.


                                      By: /s/ James A. Cunningham, Jr.
                                         -------------------------------------
                                      James A. Cunningham, Jr.
                                      President, Chief Executive
                                      Officer and Director


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ James A. Cunningham, Jr.      President, Chief Executive       June 28, 2000
-----------------------------     Officer and Director
James A. Cunningham, Jr.          (principal executive officer)

/s/ Charles F. Plungis, Jr.       Senior Vice President,           June 28, 2000
-----------------------------     Treasurer and Chief Financial
Charles F. Plungis, Jr.           Officer (principal accounting
                                  and financial officer)


/s/ Robert A. Wells               Chairman of the Board            June 28, 2000
-----------------------------
Robert A. Wells


/s/ Thomas O. Andrews             Director                         June 28, 2000
-----------------------------
Thomas O. Andrews


/s/ Thomas R. Dawson              Director                         June 28, 2000
-----------------------------
Thomas R. Dawson


/s/ Henry D. Granger              Director                         June 28, 2000
-----------------------------
Henry D. Granger


/s/ A. Allen Gray                 Director                         June 28, 2000
-----------------------------
A. Allen Gray


/s/ John Kittredge                Director                         June 28, 2000
-----------------------------
John Kittredge

/s/ Peter J. Lafayette            Director                         June 28, 2000
-----------------------------
Peter J. Lafayette


/s/ Edward G. McCormick           Director                         June 28, 2000
-----------------------------
Edward G. McCormick


/s/ Catherine B. Miller           Director                         June 28, 2000
------------------------------
Catherine B. Miller


/s/ Michael G. Miller             Director                         June 28, 2000
-------------------------------
Michael G. Miller


/s/ Raymond B. Murray, III        Director                         June 28, 2000
-------------------------------
Raymond B. Murray, III


/s/ Louis J. Oggiani              Director                         June 28, 2000
--------------------------------
Louis J. Oggiani


/s/ Robert S. Raser               Director                         June 28, 2000
--------------------------------
Robert S. Raser


/s/ Corydon L. Thurston           Director                         June 28, 2000
--------------------------------
Corydon L. Thurston


/s/ Ann H. Trabulsi               Director                         June 28, 2000
--------------------------------
Ann H. Trabulsi


/s/ William E. Williams           Director                         June 28, 2000
--------------------------------
William E. Williams


/s/ Anne Everest Wojtkowski       Director                         June 28, 2000
--------------------------------
Anne Everest Wojtkowski

THE PLAN.

      Pursuant to the requirements of the Securities Act of 1933, the registrant (or other persons who administer of the Berkshire Bank 401(k) Plan ) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsfield, Massachusetts on June 28, 2000.


                                     BERKSHIRE BANK 401(K) PLAN


                                By:  /s/ Linda Johnston
                                    ------------------------------------
                                    Linda Johnston
                                    Plan Administrator



                                  EXHIBIT INDEX


                                                                                               Sequentially
                                                                                                 Numbered
                                                                                                   Page
 Exhibit No.     Description                Method of Filing                                     Location
------------     ----------------------     ----------------------------------------------      ----------

     4           Stock Certificate of       Incorporated herein by reference from the
                 Berkshire Hills            Exhibits of the Registrant's Registration
                 Bancorp, Inc.              Statement on Form S-1 filed with the SEC.

     8           Tax Opinion                Not required.

    10.1         Berkshire Bank             Filed herewith.
                 401(k) Plan

     23          Consent of Wolf &          Filed herewith.
                 Company, P.C.
